Exhibit 10.20.12

FIRST AMENDMENT TO THE

TRUST UNDER ROBERT E. RUBIN

EMPLOYMENT ARRANGEMENT

WHEREAS, Citigroup Inc. (“Company”) and The Northern Trust Company (“Trustee”) entered into the Trust under Robert E. Rubin Employment Arrangement, dated February 2, 2000 (the “Trust”), and

WHEREAS, the parties to the Trust intend to amend the Trust in furtherance of the purposes of the Trust, pursuant to the authority set forth in Section 12(a) of the Trust;

NOW, THEREFORE, the parties do hereby agree that the Trust shall be amended, as follows:

1. A new sentence shall be added to the end of Section 1(e) as follows:

Notwithstanding the foregoing sentence, contributions may be made in the form of Company stock with the written consent of Mr. Rubin (including, without limitation, written consents in the form of amendments to the Arrangement).

2. The first sentence of Section 2(a) shall be amended to read as follows:

Notwithstanding anything to the contrary in this Trust Agreement, subject to Section 2(d), Section 3 and Section 13(e) hereof, upon the termination of Mr. Rubin’s employment with Company for any reason, whether voluntary or involuntary and including death or disability, or upon any failure of Company to comply with the provisions of the Arrangement or the Trust Agreement in any material respect, (any such termination or failure, a “Distribution Event”), Trustee shall immediately distribute to Mr. Rubin or, in the event of his death, his estate, and they shall be unequivocally entitled to receive the immediate distribution of, all assets then held in trust hereunder with Trustee; provided that if such date of termination shall be December 31 of any year, such distribution shall be made on the first business day of the following year.

3. New section 2(d) shall be added as follows:

Notwithstanding anything herein to the contrary but subject to the tax reporting and withholding requirements described in Section 2(b), on January 26, 2007 Trustee shall pay to Mr. Rubin a cash amount equal to the following, from Trust assets: (a) the closing price of Company common stock on December 29, 2006, times (b) the number of shares awarded under the Capital Accumulation Program before 2007 and that (as of the date hereof) are scheduled to be received by Mr. Rubin in 2007, 2008, and 2009. The Trustee may rely on a certification from the Company as to the number of such shares.

4. Sections 5(b) and 5(c) shall be renumbered as Sections 5(c) and 5(d), and a new Section 5(b) shall be added as follows:

(b) Any Company stock contributed to the Trust shall be included in the determination of the amount of Company stock owned by Mr. Rubin that is subject to Company’s Stock Ownership Commitment set forth in the Arrangement and as specified in Company policies in effect from time to time, and except as provided in 5(e) hereof, Trustee is prohibited from selling Company stock previously contributed by Company. The Trustee shall immediately notify the Company of the Trust’s transactions in Company shares using the procedures designated for this purpose from time to time by the Company. The Trustee shall have no duty to review the Company stock or to make investment recommendations on the Company stock.

5. Section 5(c) (formerly Section 5(b)) shall be amended to read as follows:

(c) Other than holdings of Company stock contributed to the Trust by Company and de minimis amounts of such stock held in common investment vehicles in which Trustee invests, Trustee may not invest in securities (including stock or rights to acquire stock) or obligations issued by Company. Other than as described in Sections 5(b) and 5(e) hereof, all rights associated with the assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall not be exercisable by or rest with Mr. Rubin or his estate.

6. New Section 5(e) shall be added as follows:

(e) (i) Mr. Rubin shall be entitled to direct Trustee, and Trustee shall have no discretion, as to the manner in which Company stock is to be voted. Trustee shall vote combined fractional shares, to the extent possible, to reflect the directions of Mr. Rubin. Trustee shall not vote any Company stock for which Trustee does not receive affirmative and valid voting directions from Mr. Rubin.

(ii) If any person shall commence a tender or exchange offer or any similar transaction with respect to Company stock, Mr. Rubin shall be entitled to direct Trustee, and Trustee shall have no discretion, as to whether the Company stock held by the Trust is to be tendered and whether such tender is to be revoked (to the extent such a revocation is permitted by the terms of such tender or exchange offer or applicable law). Trustee shall tender shares of Company stock for which Trustee shall have received affirmative and valid directions to tender (except to the extent such directions are revoked prior to such tender); Trustee shall revoke the tender of shares of Company stock held by the Trust for which Trustee shall have received affirmative and valid directions from Mr. Rubin to revoke such tender. Trustee shall not tender, or revoke the tender of, such shares held in the Trust for which Trustee does not receive affirmative and valid directions from Mr. Rubin.

7. New Section 13(e) shall be added as follows:

(e) Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Internal Revenue Code, distributions from the Trust made upon your separation from service shall be deferred until the date that is six (6) months following the date of your separation from service.

IN WITNESS WHEREOF, the parties hereto have caused this amendment to the Trust to be duly executed as of the date hereof.

CITIGROUP INC.

By:	/s/ Michael E. Schlein	Date:	12/15/06
Name:	Michael E. Schlein
Title:	Senior Vice President, Global Corporate Affairs, Human Resources and Business Practices

THE NORTHERN TRUST COMPANY (TRUSTEE)

By:	/s/ Carol Grant Opferman	Date:	12/20/2006
Name:	Carol Grant Opferman
Title:	Vice President

Pursuant to Section 12(a) of the Trust Agreement, I hereby consent to the foregoing amendment to the Trust Agreement and to the contribution of shares of Company stock contemplated in the 2006 amendments to the Arrangement.

By:	/s/ Robert E. Rubin	Date:	12/26/06
Robert E. Rubin

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